Exhibit 1.01
(Translation)
THE ARTICLES OF INCORPORATION
OF
PIONEER CORPORATION
(Pioneer Kabushiki Kaisha)

CHAPTER I.
GENERAL RULES
Article 1. (Trade Name)
     The Company shall be called Pioneer Kabushiki Kaisha, and its English name shall be Pioneer Corporation.
Article 2. (Purpose)
     The purpose of the Company shall be to engage in the following lines of business.
1.	Manufacture and sale of electronic and electrical machinery and appliances.

2.	Manufacture and sale of optical instruments, medical instruments, and other machinery and appliances.

3.	Planning, production, manufacture and sale of audio, video and computer software.

4.	Manufacture and sale of woodwork.

5.	Manufacture and sale of agricultural products and plants for their cultivation.

6.	Sale of food and beverages including liquor, and operation of restaurants and amusement facilities.

7.	Sale and purchase, rental and lease, and management of real estate and real estate agency business.

8.	Publishing and printing business, advertising agency business, construction business and non-life insurance agency business.

9.	Acquisition, management and transfer of industrial property rights, copyrights and other intellectual property rights.

10.	All business incidental and related to each and every one of the businesses in the preceding paragraphs.

Article 3. (Location of Head Office)
     The Company shall have its head office in Meguro-ku, Tokyo, Japan.
Article 4. (Corporate Organizations)
     In addition to general meetings of shareholders and directors, the Company shall have the following corporate organizations.
1.	Board of Directors

2.	Corporate Auditors

3.	Board of Corporate Auditors

4.	Accounting Auditor
Article 5. (Method of Giving Public Notices)
     Public notices of the Company shall be given by electronic public notices; provided, however, that in the event an electronic public notice is impracticable as a result of an accident or for other unavoidable reasons, the Company shall give its public notices in the Nihon Keizai Shimbun.
CHAPTER II.
SHARES
Article 6. (Total Number of Shares Authorized to be Issued by the Company)
     The total number of shares authorized to be issued by the Company shall be four hundred million (400,000,000) shares.
Article 7. (Purchases by the Company of Its Own Shares)
     The Company may, by a resolution of the Board of Directors, purchase its shares by market transactions and other permitted methods.
Article 8. (Number of Shares Constituting One Unit of Stock)
     The number of shares constituting one unit of stock of the Company shall be one hundred (100).
Article 9. (Issuance of Share Certificates)
(1)	The Company shall issue share certificates that represent its issued shares.

(2)	Notwithstanding the provisions of the preceding paragraph, the Company shall not issue any certificates for shares constituting less than one unit of stock (hereinafter referred to as “fractional unit shares”), except as provided for in the Share Handling Regulations of the Company.

Article 10. (Request for Sale of Fractional Unit Shares)
     A shareholder (including beneficial shareholders; hereinafter the same shall apply) holding fractional unit shares may request the Company to sell to the shareholder the shares in such number as will, on being combined with the number of such fractional unit shares, equal one unit of stock.
Article 11. (Rights of Fractional Unit Shares)
     A shareholder of the Company who holds fractional unit shares may not exercise any rights, except for the following rights, with respect to such fractional unit shares.
1.	The rights provided for in each item of Article 189, Paragraph 2 of the Company Law.

2.	The right to request that the Company purchase his/her shares with shareholder’s right to sell.

3.	The right to receive an allotment of offered shares and offered share acquisition rights in proportion to the number of shares held.

4.	The right to request the sale of fractional unit shares provided for in the preceding Article.
Article 12. (Transfer Agent)
(1)	The Company shall have a transfer agent.

(2)	The transfer agent and its place of business shall be determined by a resolution of the Board of Directors and public notice shall be given thereof.

(3)	The transfer agent shall prepare and keep the register of shareholders (including the register of beneficial shareholders; hereinafter the same shall apply), the register of lost share certificates and the register of share acquisition rights of the Company, and shall handle other business pertaining to the register of shareholders, the register of lost share certificates and the register of share acquisition rights and other businesses pertaining to shares and share acquisition rights, and the Company shall not itself handle the above matters directly.
Article 13. (Share Handling Regulations)
     Handling of shares and share acquisition rights, and the charges therefor shall be governed by the Share Handling Regulations determined by the Board of Directors, in addition to laws and ordinances and these Articles of Incorporation.

Article 14. (Record Date)
(1)	The Company shall deem any shareholder having voting rights as appearing in writing or digitally on the register of shareholders at the end of March 31, each year, to be a shareholder who is entitled to exercise the rights of a shareholder at the ordinary general meeting of shareholders for that particular business year.

(2)	In addition to the preceding paragraph, the Company may, whenever necessary, by a resolution of the Board of Directors and upon giving prior public notice, deem any shareholder or stock pledgee whose name appears in writing or digitally on the register of shareholders as of the end of a specified date to be a shareholder or a stock pledgee who is entitled to exercise certain rights of a shareholder or a stock pledgee.
CHAPTER III.
GENERAL MEETINGS OF SHAREHOLDERS
Article 15. (Convocation of General Meetings of Shareholders)
     Ordinary general meetings of shareholders of the Company shall be convened annually in June and extraordinary general meetings of shareholders may be convened whenever necessary.
Article 16. (Person to Convene General Meetings of Shareholders and Chairman Thereof)
(1)	Unless otherwise provided by laws or ordinances, the President and Director of the Company shall convene general meetings of shareholders by resolutions of the Board of Directors and shall act as the chairman of the meetings.
(2)	If the President and Director is unable to act, another director shall convene the general meetings of shareholders and act as the chairman of the meetings in accordance with an order of priority previously determined by the Board of Directors.
Article 17. (Disclosure of Reference Documents for General Meetings of Shareholders through the Internet)
     In convening a general meeting of shareholders, it may be deemed that the Company has provided the shareholders with the necessary information to be described or indicated in the reference documents for the general meeting of shareholders, business reports, non-consolidated financial statements, and consolidated financial statements if such information is disclosed through the Internet in accordance with the Ministry of Justice Ordinance of Japan.
Article 18. (Method of Making Decisions at General Meetings of Shareholders)
(1)	Unless otherwise provided by laws or ordinances or in these Articles of Incorporation, a resolution of a general meeting of shareholders shall be adopted by a majority vote of the shareholders entitled to exercise their voting rights who are present at the meeting.
(2)	A resolution to be adopted pursuant to the provisions of Article 309, Paragraph 2 of the Company Law shall be adopted by not less than two-thirds of the votes of the shareholders present at the meeting who hold not less than one-third of the votes of the shareholders entitled to exercise their voting rights.
Article 19. (Voting by a Proxy)
     A shareholder may exercise his/her voting right by one (1) proxy, who shall also be a shareholder of the Company having voting rights; provided, however, that such shareholder or proxy shall submit to the Company, in each case, a document evidencing his/her authority.
Article 20. (Minutes of General Meetings of Shareholders)
     The substance of the proceedings at general meetings of shareholders and the results thereof, as well as other matters provided for by laws or ordinances shall be recorded in the minutes in writing or digitally.
CHAPTER IV.
DIRECTORS AND BOARD OF DIRECTORS
Article 21. (Number of Directors)
     The Company shall have three (3) or more directors.
Article 22. (Election of Directors)
(1)	A resolution of a general meeting of shareholders for the election of directors shall require the presence of shareholders holding one-third or more of the voting rights of the shareholders entitled to exercise their voting rights, and it shall be adopted by a majority vote of the shareholders present.
(2)	No cumulative voting shall be used for the election of directors.

Article 23. (Term of Office of Directors)
     The term of office of a director shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within one (1) year after the election.
Article 24. (Directors with Specific Titles and Representative Directors)
(1)	The Board of Directors may elect by a resolution thereof one Chairman and Director, one Vice Chairman and Director, one President and Director, and one or more Executive Vice Presidents and Directors, Senior Managing Directors, and Managing Directors.
(2)	The Board of Directors shall elect by a resolution thereof one or more Representative Directors from those directors with specific titles referred to in the preceding paragraph.
Article 25. (Person to Convene Meetings of the Board of Directors and Chairman Thereof)
(1)	Unless otherwise provided by laws or ordinances, the President and Director shall convene meetings of the Board of Directors and shall act as the chairman of the meetings.
(2)	If the President and Director is unable to act, another director shall convene the meetings of the Board of Directors and act as the chairman of the meetings in accordance with an order of priority previously determined by the Board of Directors.
Article 26. (Convocation Notice of Meetings of the Board of Directors)
     The notice for convening meetings of the Board of Directors shall be sent to all the directors and corporate auditors three (3) days prior to the date of the meeting, provided that such period may be shortened in case of emergency.
Article 27. (Method of Making Decisions at Meetings of the Board of Directors)
     A resolution of a meeting of the Board of Directors shall require the presence of a majority of the total number of directors and it shall be adopted by a majority vote of the directors present.
Article 28. (Deemed Resolutions of the Board of Directors)
     The Company shall deem that matters to be resolved by the Board of Directors are adopted by a resolution of the Board of Directors if all the directors express their unanimous consent to such matters in writing or digitally, unless any corporate auditor expresses objections thereto.

Article 29. (Minutes of Meetings of the Board of Directors)
     The substance of the proceedings at meetings of the Board of Directors and the results thereof, as well as other matters provided for by laws or ordinances shall be recorded in the minutes in writing or digitally and the directors and the corporate auditors present shall affix their names and seals thereto or put their electronic signatures thereon.
Article 30. (Regulations of the Board of Directors)
     Matters pertaining to the Board of Directors shall be governed by the Regulations of the Board of Directors determined by the Board of Directors, in addition to laws or ordinances or these Articles of Incorporation.
Article 31. (Remuneration, etc. for Directors)
     The remuneration and retirement allowances for directors as well as other remuneration, etc. for directors shall be determined by resolutions of general meetings of shareholders.
CHAPTER V.
CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS
Article 32. (Number of Corporate Auditors)
     The Company shall have three (3) or more corporate auditors.
Article 33. (Election of Corporate Auditors)
     A resolution of a general meeting of shareholders for the election of corporate auditors shall require the presence of shareholders holding one-third or more of the voting rights of the shareholders entitled to exercise their voting rights, and it shall be adopted by a majority vote of the shareholders present.
Article 34. (Term of Office of Corporate Auditors)
(1)	The term of office of a corporate auditor shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within four (4) years after the election.
(2)	The term of office of a corporate auditor who is elected to fill a vacancy caused by retirement of a corporate auditor before the expiration of the latter’s term of office, shall expire when such predecessor’s full term of office would have expired.

Article 35. (Full Time Corporate Auditor(s))
     The Board of Corporate Auditors shall elect by a resolution thereof one (1) or more full time corporate auditor(s) from among the corporate auditors.
Article 36. (Convocation Notice of Meetings of the Board of Corporate Auditors)
     The notice for convening meetings of the Board of Corporate Auditors shall be sent to all the corporate auditors three (3) days prior to the date of the meeting, provided that such period may be shortened in case of emergency.
Article 37. (Method of Making Decisions at Meetings of the Board of Corporate Auditors)
     Unless otherwise provided by laws or ordinances, a resolution of a meeting of the Board of Corporate Auditors shall be adopted by a majority vote of the corporate auditors.
Article 38. (Minutes of Meetings of the Board of Corporate Auditors)
     The substance of the proceedings at meetings of the Board of Corporate Auditors and the results thereof, as well as other matters provided for by laws or ordinances shall be recorded in the minutes in writing or digitally and the corporate auditors present shall affix their names and seals thereto or put their electronic signatures thereon.
Article 39. (Regulations of the Board of Corporate Auditors)
     Matters pertaining to the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors determined by the Board of Corporate Auditors, in addition to laws or ordinances or these Articles of Incorporation.
Article 40. (Remuneration, etc. for Corporate Auditors)
     The remuneration and retirement allowances for corporate auditors as well as other remuneration, etc. for corporate auditors shall be determined by resolutions of general meetings of shareholders.

CHAPTER VI.
ACCOUNTS
Article 41. (Business Year)
     The business year of the Company shall commence on April 1 of each year and shall end on March 31 of the next following year.
Article 42. (Record Date for Payment of Year-End Dividends and Interim Dividends)
(1)	The Company shall, by a resolution of a general meeting of shareholders, make a payment of dividends from surplus, in cash, (hereinafter referred to as “year-end dividends”) to the shareholders or stock pledgees whose names appear in writing or digitally on the register of shareholders as of the end of March 31, each year.
(2)	The Company may, by a resolution of the Board of Directors, make a payment of dividends from surplus pursuant to the provisions of Article 454, Paragraph 5 of the Company Law (hereinafter referred to as “interim dividends”) to the shareholders or stock pledgees whose names appear in writing or digitally on the register of shareholders as of the end of September 30, each year.
Article 43. (Terms for Discharge of Liability for Dividend Payments)
(1)	If a year-end dividend or an interim dividend on shares remains unreceived within three (3) full years after the date on which the payment therefor commenced, the Company shall be discharged from its obligation to pay such year-end dividend or interim dividend.
(2)	Year-end dividends and interim dividends to be paid shall bear no interest.
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Amended as of June 29, 2006